Exhibit 99.1

TICKETMASTER ENTERTAINMENT, INC. REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

WEST HOLLYWOOD, Calif., May 12, 2009 - Ticketmaster Entertainment, Inc. (“Ticketmaster Entertainment” or the “Company”) (NASDAQ: TKTM), the world’s leading live entertainment ticketing and artist services company, today announced financial results for its first quarter ended March 31, 2009. Revenues for the quarter were $373.8 million, 7% higher than the prior year due primarily to strategic acquisitions, including Front Line Management Group, Inc., of which a controlling interest was acquired in October 2008. The Company’s core ticketing business also demonstrated growth excluding the loss of a significant portion of Live Nation ticketing volumes following the expiration on December 31, 2008 of the principal ticketing agreement with Live Nation.  Ticketing revenues for the first quarter were $339.0 million, down 3% versus prior year.  First quarter Adjusted EBITDA was $59.0 million, a decrease of 17% versus prior year, as a result of the ticketing volume declines, pre-merger and public company expenses and foreign exchange volatility.

“Ticketmaster is executing well on its business strategy during a challenging economic environment,” said Irving Azoff, Ticketmaster Entertainment CEO.  “We believe we are laying the foundation for a stronger, more efficient organization, while continuing to build out transparent, fan-friendly processes that will benefit all of our customers and create long-term value for shareholders.”

Financial and Operating Metrics Summary

	Three Months Ended March 31,
	2009	2008	% Change
	(In millions, except per share data)
Revenue	$373.8	$349.0	7%
Gross profit	141.3	128.0	10%
Adjusted EBITDA (1)	59.0	71.5	(17)%
Operating income	25.3	46.8	(46)%
Net income attributable to Ticketmaster Entertainment, Inc.	7.2	32.7	(78)%
Diluted earnings per share (2)	$0.12	$0.58	(79)%

Adjusted net income attributable to Ticketmaster Entertainment, Inc. (1)	12.3	32.7	(62)%
Adjusted earnings per share (1)	$0.21	$0.58	(64)%

Free Cash Flow (1)	14.2	37.4	(62)%
Operating Metrics (3)
Number of tickets sold	34.8	37.2	(6)%
Gross value of tickets sold	$2,123.0	$2,281.4	(7)%

(1)         Adjusted EBITDA, Free Cash Flow, adjusted net income attributable to Ticketmaster Entertainment, Inc. and adjusted earnings per share are non-GAAP financial measures.  Please see reconciliations of these non-GAAP financial measures at the end of this release.

(2)         For the three months ended March 31, 2008, we computed diluted earnings per share using the number of shares of common stock outstanding immediately following the spin-off of Ticketmaster Entertainment from IAC/InterActiveCorp in August 2008, as if such shares were outstanding for the entire period.

(3)         The number and gross value of tickets sold are inclusive of primary and secondary tickets.

Quarterly Business Highlights

•                  Live Nation and Ticketmaster Entertainment to Combine in Merger of Equals to Create World’s Premier Live Entertainment Company. Combination is expected to:

•                  drive greater access, transparency and choice in ticketing to serve fans, artists and entire live entertainment industry

•                  improve live event attendance, supporting venues and a healthier industry

•                  The Official Ticket Exchange of the NFL Kicked Off for Super Bowl XLIII

•                  Official fan Ticket Exchange was first-ever for the Super Bowl

•                  NFL—Ticketmaster partnership enabled fans to buy and sell Super Bowl Tickets on official site

Results of Operations

	Three Months Ended March 31,
	2009	2008	% Change
	(Dollars in thousands)
Revenue:
Ticketing(1)	$339,010	$348,981	(3)%
Artist Services(1)	34,806	—	NM
Total Revenue	$373,816	$348,981	7%
Adjusted EBITDA:
Ticketing (1)	$80,021	$88,005	(9)%
Artist Services (1)	4,429	—	NM
Corporate and Unallocated Expenses	(25,421)	(16,527)	54%
Total Adjusted EBITDA	$59,029	$71,478	(17)%

(1)    After the October 29, 2008 acquisition of a controlling interest in Front Line, based upon changes in the internal management structure and how the chief operating decision maker views the business, the Company began reporting two segments: Ticketing and Artist Services. Prior to the acquisition date, the Company’s non-controlling investment in Front Line was accounted for using the equity method of accounting.

Significant Items Affecting EPS

Net income attributable to Ticketmaster Entertainment, Inc. for the first quarter of 2009 was impacted by two discrete items. The Company incurred $3.6 million, net of tax, of legal and professional fees in connection with the pending merger with Live Nation. Additionally, the Company incurred a $1.5 million income tax charge resulting from adjustments to deferred taxes due to newly enacted California state tax legislation.  In the aggregate, these two items negatively impacted basic and diluted earnings per share by approximately $0.09.

Quarterly Results

Primary Ticketing Volume Trends by Category

	Three Months Ended March 31, 2009
	Global Tickets	Ticket Mix %
	% Change to PY	% Total Tickets
Concerts	(9)%	49%
Sports	(7)%	21%
Arts & Theatre	(4)%	16%
Family	(5)%	11%
Other (1)	(14)%	3%
Total	(8)%	100%

(1) Other category includes: tickets for comedy shows; parking; audio and facility tours; donations; lectures; and seminars.

First Quarter Results

Ticketing:

Revenue

The Company posted first quarter revenue of $339.0 million, down 3% from the prior-year quarter. Excluding the effect of changes in foreign currency exchange rates, revenues were $361.4 million, up 4% over the same prior year period. Strategic acquisitions made during the first quarter of 2008, including TicketsNow and Paciolan, contributed $17.4 million more than the partial prior-year period for these acquisitions. Excluding the effect of changes in foreign currency exchange rates and strategic acquisitions, revenues were $327.9 million, down 6%, as a result of decreased ticketing volumes due largely to the loss of a significant portion of Live Nation ticketing volumes following the expiration on December 31, 2008 of the principal ticketing agreement with Live Nation.

Domestic revenues were flat to the first quarter of the prior year at $238.6 million, as a result of strong year over year performance by strategic acquisitions made during the first quarter of 2008. Excluding acquisitions, domestic revenues were $207.2 million, down 8% due to a 9% decline in ticketing volume, partially offset by a 1% increase in average revenue per ticket. Ticketing volume declined across all major categories except Arts & Theatre, with the largest impact experienced in the Concerts category due to the expiration of the principal ticketing agreement with Live Nation.

International revenues decreased by 8% to $100.4 million, due to a 5% decrease in ticketing volume and 6% decline in average revenue per ticket due to foreign exchange rates. Excluding the effect of changes in foreign exchange rates, international revenues were $122.8 million, up 13% over the prior-year quarter. Strong performance in the UK and Ireland driven by Michael Jackson and U2 concert sales was partially offset by declines in Australia, Netherlands, Canada, Spain and Sweden.

Adjusted EBITDA

Adjusted EBITDA was $80.0 million, down 9% from the prior-year quarter. Excluding the effect of changes in foreign exchange rates, Adjusted EBITDA was $84.3 million, down 4%, due primarily to a 2.8 million ticket volume shortfall attributable mostly to the expiration of the principal ticketing agreement with Live Nation. The decline in ticketing volume accounted for $9.8 million of lower profitability which was largely offset by stronger domestic pricing, favorable royalties and lower compensation and employee related costs. Excluding 2008 acquisitions, Adjusted EBITDA was $76.1 million in the first quarter of 2009.

Artist Services:

On October 29, 2008, the Company acquired additional equity interests in Front Line, giving Ticketmaster Entertainment a controlling interest in Front Line. The Company has consolidated the results of Front Line since the acquisition date and has entered into the artist services business by virtue of the acquisition. Prior to the acquisition date, Ticketmaster Entertainment accounted for its investment in Front Line under the equity method of accounting.  The artist services business focuses on artist management, merchandising, VIP ticketing and related artist marketing services activities.

Revenue

Front Line’s first quarter revenue of $34.8 million was up 26% from Front Line’s unconsolidated stand-alone revenue of $27.6 million in the prior-year quarter due to strong performance in VIP ticketing, core management services and strategic acquisitions.

Adjusted EBITDA

Front Line contributed $4.4 million to Adjusted EBITDA in the first quarter of 2009, compared to the unconsolidated stand-alone Adjusted EBITDA of $1.1 million in the prior-year quarter. Strong revenues in core management services, strategic acquisitions and merchandise services and effective cost management resulted in favorable results.

Corporate and Unallocated Expenses

Corporate and Unallocated Expenses primarily include compensation and other employee costs (including stock-based compensation), outside services, and professional and legal fees. Corporate and Unallocated Expenses increased $8.9 million, or 54%, over the prior year due to legal fees associated with the pending merger with Live Nation and professional services related to becoming a publicly traded company.

Non-Cash Compensation Expense

Non-cash compensation expense in the first quarter of 2009 increased $1.5 million, or 31%, from the 2008 period due to the modification of existing stock-based compensation awards in connection with the spin-off of the Company from IAC/InterActiveCorp, the grant of new awards subsequent to the spin-off, and the grants of awards in connection with acquisitions made in 2008.

Amortization of Intangibles and Depreciation Expense

Intangible amortization in the first quarter of 2009 increased $6.2 million, or 70%, from the 2008 period primarily due to increased intangible amortization from the Front Line and TicketsNow acquisitions. Depreciation expense increased $1.3 million, or 12% for the quarter, driven by increased depreciation from the acquisitions made in 2008.

Interest (Expense) Income, Net

Interest expense, net, in the first quarter of 2009 increased $20.1 million from the 2008 period primarily due to interest expense and amortization of debt issuance costs of $17.7 million related to our senior secured credit facilities and senior notes which were not outstanding during the first quarter of 2008. Interest income in the first quarter of 2009 decreased $2.6 million from the 2008 period primarily due to the extinguishment of intercompany receivables from IAC upon the consummation of the spin-off and lower average interest rates.

Income Taxes

For the three months ended March 31, 2009 and 2008, Ticketmaster recorded tax provisions of $4.2 million and $18.8 million, respectively, which represent effective tax rates of 47% and 37%, respectively. The 2009 tax rate is higher than the federal statutory rate of 35% due principally to losses in foreign jurisdictions for which no tax benefit can be recognized, adjustments to deferred taxes due to newly enacted state tax legislation, and increases in tax reserves, partially offset by foreign income taxed at lower rates including the effects of our international restructuring. Excluding the effects of the newly enacted state tax legislation, the Company’s effective tax rate would have been 31%. The 2008 tax rate is higher than the federal statutory rate of 35% due principally to state taxes, partially offset by foreign income taxed at lower rates.

Balance Sheet and Free Cash Flow

The March 31, 2009 balance sheet reflects $624.0 million of cash and cash equivalents, including $400.3 million in funds collected on behalf of our clients. As of March 31, 2009, total long term debt was $865.0 million, consisting of $300.0 million of Senior Notes due in 2016, a $100.0 million Term Loan A with a maturity in 2013 and a $350.0 million Term Loan B with a maturity in 2014. Ticketmaster Entertainment also maintains a $200.0 million secured revolving credit facility with a maturity in 2013, of which $115.0 million was drawn down as of March 31, 2009.  As of March 31, 2009, we were in compliance with the financial covenants under our debt facilities.

Free Cash Flow in the first quarter of 2009 was $14.2 million, compared to $37.4 million of Free Cash Flow in the first quarter of 2008. The decrease in Free Cash Flow was driven by the timing of debt interest payments in 2009 which were not made in 2008, a decline in operating results and unfavorable changes in working capital, which included the timing of settlements for accounts payable, accrued liabilities and accounts receivable.  These decreases in Free Cash Flow were partially offset by lower advance payments under ticketing contracts and sponsorship deals with resale partners, including significant advances made in 2008 which were not repeated in 2009.

Ticketmaster Entertainment’s management will host a conference call today at 1:30 PT (4:30 ET) to discuss the Company’s financial results. A live webcast of the call will be accessible on the Investor Relations section of Ticketmaster Entertainment’s website at http://investors.ticketmaster.com

About Ticketmaster Entertainment, Inc.

Ticketmaster Entertainment consists of Ticketmaster and Front Line.  As the world’s leading live entertainment ticketing and marketing company, Ticketmaster connects the world to live entertainment.  Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 7,100 retail outlets; and 17 worldwide call centers.  Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters.  In 2008, the Company sold more than 141 million tickets valued at over $8.9 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line in October 2008.  Founded by Irving Azoff and Howard Kaufman in 2004, Front Line is the world’s leading artist management company. Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (NASDAQ:TKTM).

This news release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended.  These forward-looking statements include statements relating to the Company’s anticipated financial performance, business prospects, new developments and similar matters, and/or statements that use words such as “anticipates,” “estimates,” “expects,” “intends,” “plans,” “believes” and similar expressions.  As such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including those risks and uncertainties related to the Company’s pending merger with Live Nation; the Company’s ability to operate effectively as a public company following its recent spin-off from IAC; changes in economic conditions generally or in the live entertainment industry; the ability of the Company to retain existing clients and obtain new clients; Ticketmaster’s ability to maintain Ticketmaster’s brand recognition and attract and retain customers in a cost-effective manner; integration of historical and future acquisitions, including the Front Line acquisition; the Company’s ability to expand successfully in international markets; changing customer requirements and industry standards; regulatory changes; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time.  The Company assumes no obligation to update these forward-looking statements in order to reflect events or circumstances that may arise after the date of this release, except as required by law.

# # #

Contacts:

Media

Hannah Kampf

+1-310-360-2602

Hannah.Kampf@Ticketmaster.com

Investor Relations

Christina Um

+1-310-360-2354

IR@Ticketmaster.com

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands, except per share data)
Revenue	$372,815	$344,817
Interest on funds held for clients	1,001	4,164
Total revenue	373,816	348,981
Cost of sales (exclusive of depreciation shown separately below)	232,560	221,022
Gross profit	141,256	127,959
Selling and marketing expense	24,295	19,393
General and administrative expense	64,203	41,853
Amortization of intangibles	15,058	8,868
Depreciation	12,400	11,055
Operating income	25,300	46,790
Other (expense) income, net:
Interest (expense) income, net	(17,515)	2,555
Equity in income of unconsolidated affiliates	1,343	666
Other (expense) income	(191)	944
Total other (expense) income, net	(16,363)	4,165
Earnings before income taxes and noncontrolling interests	8,937	50,955
Income tax provision	(4,201)	(18,821)
Net income	4,736	32,134
Plus: Loss attributable to noncontrolling interests, net	2,513	573
Net income attributable to Ticketmaster Entertainment, Inc.	$7,249	$32,707

Net earnings per share available to common stockholders:
Basic	$0.13	$0.58
Diluted	$0.12	$0.58
Weighted average number of shares of common and common equivalent stock outstanding:
Basic	57,321	56,171
Diluted	59,219	56,171

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED BALANCE SHEETS

	March 31, 2009 (Unaudited)	December 31, 2008
	(In thousands, except per share data)
ASSETS
Cash and cash equivalents	$624,033	$464,618
Marketable securities	—	1,495
Accounts receivable, client accounts	105,498	70,121
Accounts receivable, trade, net of allowance of $3,385 and $3,662, respectively	48,276	46,459
Deferred income taxes	14,055	14,038
Contract advances	49,938	44,927
Prepaid expenses and other current assets	37,800	37,758
Total current assets	879,600	679,416
Property and equipment, net	109,786	111,291
Goodwill	455,492	455,751
Intangible assets, net	314,924	330,061
Long-term investments	18,897	17,487
Other non-current assets	112,955	112,561
TOTAL ASSETS	$1,891,654	$1,706,567
LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY
LIABILITIES:
Accounts payable, client accounts	$505,752	$324,164
Accounts payable, trade	29,560	29,251
Accrued compensation and benefits	49,108	39,683
Deferred revenue	35,105	33,244
Income taxes payable	3,810	7,522
Other accrued expenses and current liabilities	68,752	82,435
Total current liabilities	692,087	516,299
Long term debt	865,000	865,000
Income taxes payable	2,930	1,680
Other long-term liabilities	11,857	10,286
Deferred income taxes	64,335	67,300
Redeemable noncontrolling interests	708	1,293

Commitments and contingencies

REDEEMABLE PREFERRED STOCK:
Series A convertible redeemable preferred stock, $0.01 par value, 25,000 shares authorized, 1,750 non-vested shares issued and outstanding at March 31, 2009 and December 31, 2008	11,449	9,888
EQUITY:
Ticketmaster Entertainment, Inc. stockholders’ equity:
Common stock, $0.01 par value, 300,000 shares authorized; 57,329 shares issued and outstanding at March 31, 2009 and 57,213 shares issued and outstanding at December 31, 2008	573	572
Additional paid-in capital	1,241,157	1,236,130
Accumulated deficit	(1,051,509)	(1,058,758)
Accumulated other comprehensive loss	(13,331)	(11,374)
Total Ticketmaster Entertainment, Inc. stockholders’ equity	176,890	166,570
Noncontrolling interests	66,398	68,251
Total equity	243,288	234,821
TOTAL LIABILITIES, REDEEMABLE PREFERRED STOCK AND EQUITY	$1,891,654	$1,706,567

TICKETMASTER ENTERTAINMENT, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(In thousands)
Cash flows from operating activities:
Net income attributable to Ticketmaster Entertainment, Inc.	$7,249	$32,707
Adjustments to reconcile net income attributable to Ticketmaster Entertainment, Inc. to net cash provided by operating activities:
Amortization of intangibles	15,058	8,868
Depreciation	12,400	11,055
Amortization of debt issuance costs	1,114	—
Provision for doubtful accounts	433	580
Stock-based compensation expense	6,271	4,765
Deferred income taxes	(2,998)	1,111
Equity in income of unconsolidated affiliates, net of dividends	(1,343)	(666)
Excess tax benefits from stock-based awards	—	(28)
Loss attributable to noncontrolling interests of consolidated subsidiaries	(2,513)	(573)
Changes in current assets and liabilities, excluding acquisition effects:
Accounts receivable	(2,410)	6,542
Prepaid expenses and other current assets	(6,890)	(18,692)
Accounts payable and other current liabilities	(777)	4,964
Income taxes payable	(2,512)	(3,227)
Deferred revenue	2,114	(581)
Funds collected on behalf of clients, net	147,995	18,958
Other, net	(54)	52
Net cash provided by operating activities	173,137	65,835
Cash flows from investing activities:
Transfers to IAC	—	(135,481)
Cash paid for acquisitions, net of cash acquired	(36)	(394,999)
Purchases of property and equipment	(10,913)	(9,487)
Proceeds from sales and maturities of marketable securities	1,497	—
Cash paid for long-term investments	(67)	(158)
Net cash used in investing activities	(9,519)	(540,125)
Cash flows from financing activities:
Capital contributions from IAC	—	394,999
Principal payments on long-term obligations	(577)	(345)
Distributions to noncontrolling interests	(349)	—
Excess tax benefits from equity awards	—	28
Net cash (used in) provided by financing activities	(926)	394,682
Effect of exchange rate changes on cash and cash equivalents	(3,277)	12,943
Net increase (decrease) in cash and cash equivalents	159,415	(66,665)
Cash and cash equivalents at beginning of period	464,618	568,417
Cash and cash equivalents at end of period	$624,033	$501,752

RECONCILIATION OF NON-GAAP TO GAAP MEASURES

The following table reconciles Adjusted EBITDA to net income attributable to Ticketmaster Entertainment, Inc. (in thousands):

	Three Months Ended March 31,
	2009	2008
Adjusted EBITDA	$59,029	$71,478
Non-cash compensation expense	(6,271)	(4,765)
Amortization of intangibles	(15,058)	(8,868)
Depreciation expense	(12,400)	(11,055)
Operating income	25,300	46,790
Other (expense) income, net	(16,363)	4,165
Earnings before income taxes and noncontrolling interests	8,937	50,955
Income tax provision	(4,201)	(18,821)
Net income	4,736	32,134
Plus: Loss attributable to noncontrolling interests, net	2,513	573
Net income attributable to Ticketmaster Entertainment, Inc.	$7,249	$32,707

Non-cash compensation expense in the table above is included in the following line items in the accompanying consolidated statements of operations for the three months ended March 31, 2009 and 2008 (in thousands):

	Three Months Ended March 31,
	2009	2008
Non-cash compensation expense included in:
Cost of sales	$112	$235
Selling and marketing expense	121	258
General and administrative expense	6,038	4,272
Non-cash compensation expense	$6,271	$4,765

The following table reconciles Free Cash Flow to net cash provided by operating activities (in thousands):

	Three Months Ended March 31,
	2009	2008
Free Cash Flow	$14,229	$37,390
Funds collected on behalf of clients, net	147,995	18,958
Capital expenditures	10,913	9,487
Net cash provided by operating activities	$173,137	$65,835

The following table reconciles adjusted net income attributable to Ticketmaster Entertainment, Inc. to net income attributable to Ticketmaster Entertainment, Inc. and presents adjusted earnings per share (in thousands except for per share amounts):

	Three Months Ended March 31,
	2009	2008
Net income attributable to Ticketmaster Entertainment, Inc.	$7,249	$32,707
Professional and legal fees in connection with Live Nation merger, net of tax	3,600	—
Income tax charge from enactment of new California state legislation	1,500	—
Adjusted net income attributable to Ticketmaster Entertainment Inc.	$12,349	$32,707

Adjusted earnings per share	$0.21	$0.58

Diluted weighted average shares outstanding	59,219	56,171

TICKETMASTER ENTERTAINMENT’S PRINCIPLES OF FINANCIAL REPORTING

Ticketmaster Entertainment reports Adjusted EBITDA as a supplemental measure to generally accepted accounting principles (“GAAP”). This measure is one of the primary metrics by which Ticketmaster Entertainment evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Ticketmaster Entertainment believes that investors should have access to the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Ticketmaster Entertainment provides and encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure which are discussed below.

Definitions of Ticketmaster Entertainment’s Non-GAAP Measures

Adjusted Earnings before Interest, Income Taxes, Depreciation and Amortization (“Adjusted EBITDA”) is defined as operating income excluding, if applicable: (1) depreciation expense (2) non-cash compensation expense (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Ticketmaster Entertainment believes this measure is useful to investors because it represents the operating results from the Ticketmaster Entertainment Businesses excluding the effects of any other non-cash expenses. The Adjusted EBITDA metric was defined as Adjusted Operating Income in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2008. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Ticketmaster Entertainment’s statement of operations of certain expenses, including acquisition-related accounting. Ticketmaster Entertainment endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Free Cash Flow is defined as net cash provided by operating activities less funds collected on behalf of clients, net, and less capital expenditures. We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account cash movements that are nonoperational. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. For example, it does not take into account stock repurchases. Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Adjusted net income attributable to Ticketmaster Entertainment, Inc. and adjusted earnings per share represent net income attributable to Ticketmaster Entertainment, Inc. and diluted earnings per share, excluding the impact of discrete items impacting the comparability of quarterly financial results.

Pro Forma Results

Ticketmaster Entertainment will only present revenue or Adjusted EBITDA on a pro forma basis if a particular transaction is significant within the meaning of Rule 11-01 of Regulation S-X or if it views it as so significant in nature that disclosure of pro forma financial information would be material to investors.  For the periods presented in this report, there are no transactions that Ticketmaster Entertainment has included on a pro forma basis.

One-Time Items

Adjusted EBITDA is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented in this report, there are no one-time items.

Non-Cash Expenses That Are Excluded From Ticketmaster Entertainment’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock, restricted stock units and stock options. These expenses are not paid in cash, and Ticketmaster Entertainment will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock and restricted stock units and the exercise of certain stock options, the awards will be settled, at Ticketmaster Entertainment’s discretion, on a net basis, with Ticketmaster Entertainment remitting the required tax withholding amount from its current funds.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase and distribution agreements, are valued and amortized over their estimated lives. While it is likely that Ticketmaster Entertainment will have significant intangible amortization expense as it continues to acquire companies, Ticketmaster Entertainment believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.